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Exhibit 12.1

Regal Entertainment Group
Ratio of Earnings to Fixed Charges
(in millions)

	Year Ended 1/3/02		Year Ended 12/26/02		Two Quarters Ended 6/26/03
Pretax Income	$8.5		$207.0		$136.5
Fixed Charges
Interest Expense	21.4		61.1		28.6
Interest Capitalized	—		—		—
Debt Costs	0.4		3.1		1.8
One-third of Rent Expense	28.2		77.0		44.5
Total Fixed Charges	50.0		141.2		74.9
Earnings	58.5		348.2		211.4
Ratio of Earnings to Fixed Charges	1.2	x	2.5	x	2.8	x
Deficiency	$—		$—		$—
Rent Expense	$84.5		$231.0		$133.4

United Artists Theatre Company, Inc.
Ratio of Earnings to Fixed Charges
(in millions)

	Year Ended 12/28/00		Year Ended 12/30/99		Year Ended 12/31/98
Pretax Loss	$(122.9)		$(126.2)		$(88.4)
Fixed Charges
Interest Expense	69.2		65.7		55.2
Interest Capitalized	0.4		0.8		1.5
Debt Costs	0.7		3.3		1.2
One-third of Rent Expense	27.7		31.6		29.0
Total Fixed Charges	98.0		101.4		86.9
Earnings	(25.3)		(25.6)		(3.0)
Ratio of Earnings to Fixed Charges	—	x	—	x	—	x
Deficiency	$123.3		$127.0		$89.9
Rent Expense	$83.1		$94.9		$87.1

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  Exhibit 12.1
Regal Entertainment Group Ratio of Earnings to Fixed Charges (in millions)
United Artists Theatre Company, Inc. Ratio of Earnings to Fixed Charges (in millions)